EXHIBIT 4.3
STOCK OPTION AGREEMENT WITH MS. KAREN GARZA

Notice of Grant of Stock Options and Option Agreement	ChromaVision Medical Systems, Inc. ID: 752649072 33171 Paseo Cerveza San Juan Capistrano, CA 92675

Karen K. Garza 1018 Calle Venezia San Clemente, CA USA 92672	Option Number: 00000749 Plan: KG

Effective 4/28/2003, you have been granted a(n) Incentive Stock Option to buy 100,000 shares of ChromaVision Medical Systems, Inc. (the Company) stock at $0.9800 per share.

The total option price of the shares granted is $98,000.00.

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration

25,000	On Vest Date	4/28/2004	4/28/2013
75,000	Monthly	4/28/2007	4/28/2013

By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Stock Option Plan as amended and the Option Agreement, all of which are attached and made a part of this document.

/s/ Stephen T. D. Dixon	6/30/03

ChromaVision Medical Systems, Inc.	Date

/s/ Karen K. Garza	6/30/03

Karen K. Garza	Date